                                                                    EXHIBIT 12.2


EBITDA/COMBINED FIXED CHARGES


                                          For the 12-months ended
                                                December 31,
                                     ------------------------------
                                       2001       2000       1999
                                       ----       ----       ----

EBITDA:
     Total Earnings                  $230,887   $215,538   $ 38,927

     Plus:
     Interest expense                 170,121    173,891     91,184
     Depreciation and amortization     35,642     34,514     10,340
                                     --------   --------   --------
     Total EBITDA:                   $436,650   $423,943   $140,451


COMBINED FIXED CHARGES:
     Interest expense                 170,121    173,891     91,184
     Capitalized interest               1,010        513        377
     Preferred dividends               36,908     36,908     23,843
                                     --------   --------   --------
     Total combined fixed charges    $208,039   $211,312    115,404

EBITDA/COMBINED FIXED CHARGES            2.10x      2.01x      1.22x